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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Gold River Hotel & Casino Corp.
-------------------------------------------------------------------
(Name of Issuer)


Class B Common Stock
-------------------------------------------------------------------
(Title of Class of Securities)


38070110
--------------
(CUSIP NUMBER)

Check the following box if a fee is being paid with this statement.[ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 13 Pages


CUSIP NO. 38070110                  13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch & Co., Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

148,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

148,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

148,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.5%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 3 of 13 Pages


CUSIP NO.    38070110               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Group, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

148,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

148,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

148,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.5%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 4 of 13 Pages


CUSIP NO.    38070110              13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

148,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

148,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

148,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.5%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 5 of 13 Pages


CUSIP NO.   38070110                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Fund Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

105,500

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

105,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

105,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.9%

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 6 of 13 Pages


CUSIP NO.    38070110               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Corporate Bond Fund, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

75,500

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

75,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

75,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.4%

12. TYPE OF REPORTING PERSON*

IV, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 7 of 13 Pages


                    SCHEDULE 13G


ITEM 1 (a)  Name of Issuer:
            --------------

            Gold River Hotal & Casino Corp.

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

           2330 Paseo Del Prado
           Suite 104
           Las Vegas, Nevada 89102

ITEM 2 (a)  Name of Persons Filing:
            ---------------------

            Merrill Lynch & Co., Inc.
            Merrill Lynch Group, Inc..
            Princeton Services, Inc.
            Fund Asset Management, L.P.
            Merrill Lynch Corporate Bond Fund, Inc.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

Merrill Lynch & Co., Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Merrill Lynch Group, Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Fund Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Corporate Bond Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Page 8 of 13 Pages


ITEM 2 (c)  Citizenship:
            -----------

See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
            ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

38070110

ITEM 3

   Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI") are parent holding companies, in accordance with (S) 240.13d-1(b) (ii) (G). Fund Asset Management, L.P. (d/b/a) Fund Asset Management ("FAM") is an investment adviser registered under (S) 203 of the Investment Advisers Act of 1940. Merrill Lynch Corporate Bond Fund, Inc. (the "Fund") is an investment company registered under Section 8 of the Investment Company Act of 1940.

ITEM 4  Ownership
        ---------

(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages. Pursuant to (S) 240.13d-4, ML&Co., ML Group, PSI, FAM and the Fund (the "Reporting Persons") disclaim beneficial ownership of the securities of Gold River Hotel & Casino Corp. (the "Company") referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company covered by this statement.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

          See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

          See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

          See Item 7 of Cover Pages

Page 9 of 13 Pages



    (iv)  share power to dispose of or direct the disposition of:

          See Item 8 of Cover Pages

ITEM 5  Ownership of Five Percent or Less of a Class.
        --------------------------------------------

Not Applicable

ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

  FAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and acts as an investment adviser to investment companies registered under Section 8 of the Investment Company
Act of 1940. With respect to securities held by those investment commpanies, several persons have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Merrill Lynch Corporate Bond Fund, Inc., a reporting person on this Schedule 13G for which FAM serves as investment adviser, has an interest that relates to more than 5% of the class of securities reported herein.
No other person has an interest that relates to more than 5% of the class of securities reported herein.


ITEM 7   Identification and Classification of the Subsidiary Which
         ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

See Exhibit A

ITEM 8   Identification and Classification of Members of the Group.
         ----------------------------------------------------------

Not Applicable

Page 10 of 13 Pages


ITEM 9  Notice of Dissolution of Group.
        ------------------------------

Not Applicable

ITEM 10  Certification
         -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 12, 1996


Merrill Lynch & Co, Inc.

/s/ Richard B. Alsop
----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact*


Merrill Lynch Group, Inc.

/s/ Richard B. Alsop
-----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact**


Princeton Services, Inc.

/s/ Richard B. Alsop
-----------------------------
Name:  Richard B. Alsop
Title:  Attorney-In-Fact***


------------------------------------
* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to this Schedule 13G.

** Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit C to this Schedule 13G.

*** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit D to this Schedule 13G.

Page 11 of 13 Pages


Fund Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Richard B. Alsop
-------------------------
Name:   Richard B. Alsop
Title Attorney-In-Fact****


Merrill Lynch Corporate Bond Fund, Inc.

/s/ Richard B. Alsop
--------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact*****

**** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit E to this Schedule 13G.

***** Signed pursuant to a power of attorney, dated November 22, 1995, included as Exhibit F to this Schedule 13G.

Page 12 of 13 Pages


                        EXHIBIT A TO SCHEDULE 13G
                        -------------------------

                    ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                    -----------------------------------------

   Three of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), and Princeton Services, Inc. a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, ("PSI") are parent holding companies pursuant to
(S)240 13d-1(b) (1) (ii) (G). The relevant subsidiaries of Merrill Lynch & Co. are ML Group and PSI, which is the general partner of Fund Asset Management, L.P. (d/b/a) Fund Asset Management ("FAM") and Merrill Lynch Asset Management, L.P. (d/b/a) Merrill Lynch Asset Management. The relevant subsidiary of ML Group is PSI.

    ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of 12.5% of the Class B Common Stock of Gold River Hotal & Casino Corp. (the "Company") by virtue of its control of its wholly-owned subsidiary, PSI.

    PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 12.5% of the Class B Common Stock of the Company by virtue of its being the general partner of FAM and MLAM.

    FAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. FAM may be deemed to be the beneficial owner of 8.9% of the Class B Common Stock of the Company by virtue of its acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. One registered investment company advised by FAM, Merrill Lynch Corporate Bond Fund, Inc. (the "Fund"), may be deemed to be the beneficial owner of 6.4% of the Class B Common Stock of the Company.

    MLAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. FAM may be deemed to be the beneficial owner of less than 5% of the Class B Common Stock of the Company by virtue of its acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940.

    Pursuant to (S)240.13d-4, ML & Co., ML Group, PSI, FAM, MLAM and the Fund disclaim beneficial ownership of the securities of the Company, and the filing of this Schedule 13G shall not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company.

Page 13 of 13 Pages

                                    EXHIBIT B
                                    ---------
                                POWER OF ATTORNEY



    The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security
(as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to
Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including, without limitation, Securities and Exchange
Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH & CO., INC.


By:    /s/ David H. Komansky
----------------------------
Name:  David H. Komansky
Title: President and Chief Operating Officer




                                    EXHIBIT C
                                    ---------
                                POWER OF ATTORNEY



    The undersigned, Merrill Lynch Group, Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security
(as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including, without limitation, Securities and Exchange Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH GROUP, INC.


By:    /s/ Rosemary T. Berkery
------------------------------
Name:  Rosemary T. Berkery
Title: Vice President and Director



                                   EXHIBIT D
                                   ---------
                                POWER OF ATTORNEY



    The undersigned, Princeton Services Inc., a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower,
New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


PRINCETON SERVICES INC.


By:    /s/ Philip L. Kirstein
--------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel


                                   EXHIBIT E
                                   ---------
                                POWER OF ATTORNEY



    The undersigned, Fund Asset Management, L.P. d/b/a Fund Asset
Management, a Limited Partnership duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule
13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


Fund Asset Management, L.P.
d/b/a Fund Asset Management
By: Princeton Services, Inc., General Partner



By:    /s/ Philip L. Kirstein
---------------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel




                                   EXHIBIT F
                                   ---------
                                POWER OF ATTORNEY



    The undersigned, Merrill Lynch Corporate Bond Fund, Inc., a corporation duly organized under the laws of the State of Maryland, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)
(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 18th day of December, 1995.


MERRILL LYNCH COPRORATE BOND FUND, INC.


By:    /s/ Michael J. Hennewinkel
--------------------------------
Name:  Michael J. Hennewinkel
Title: Secretary